                                                                  EXHIBIT 99.2

May 20, 1999

For More Information Contact
Laura Nicholson
Edelman Worldwide P.R.
415-433-5381 x220
laura_nicholson@edelman.com


HEALTHEON, MEDIC CREATE ALLIANCE TO WEB-ENABLED PHYSICIAN PRACTICE MANAGEMENT SERVICES

Medic Computer Systems, Inc. to Integrate it's Healthcare Applications and Services with Healtheon's Portal for 65,000 Physicians


Raleigh, NC., and Santa Clara, Cal. May 20, 1999 - Healtheon Corporation (NASDAQ: HLTH) and Misys plc, parent company of Medic Computer Systems, Inc. (Medic) today announced that they have signed a letter of intent to provide Internet-based practice management and clinical services to approximately 65,000 physicians in the U.S. This agreement enhances the merger announced separately today between Healtheon and WebMD, a new relationship that will create the largest Internet e-commerce business serving the healthcare industry.

Under the agreement with Medic, Healtheon-the leading provider of Internet-based healthcare e-commerce services-will integrate Medic's practice management systems and clinical applications into Healtheon's physician portal. The joint offering will be rolled out by Medic to its entire installed base of 11,000 physician practice sites, encompassing approximately 65,000 physicians. Under the arrangement, Healtheon becomes the exclusive provider of Internet portal and web-based e-commerce services to Medic's customers.

The new Healtheon/Medic service will allow physicians and their office staff to perform business and financial transactions, such as eligibility, referrals and billing; and clinical transactions including lab tests orders, test results, and electronic prescriptions over the Internet. In addition, Healtheon will provide information content, secure communications and other professional and practice-related e-commerce services. The number of Healtheon's services to Medic physicians will be increased with the announcement today of Healtheon's merger with WebMD, a leading provider of Internet-based information content and practice enhancement services for physicians.

Under the agreement, Medic and Healtheon will serve as a distribution channel for each other's services and share the related e-commerce revenues. The agreement also allows for joint development of additional Internet-based healthcare e-commerce services that leverage Medic's installed base of physicians and their practice management and clinical systems expertise.

"We are excited about our new relationship with Medic. The combination of Healtheon's Internet-based services for physicians and Medic's applications for practice management and clinical information will create the most comprehensive array of services for physicians in the industry," said Mike Long, chief executive officer of Healtheon. "With Healtheon's complete, end-to-end Internet-based solutions, physicians will be able to greatly enhance their practice, reduce frustration and have more time for patients, rather than paperwork."

"Medic's substantial marketplace presence, domain expertise and large customer base will greatly accelerate adoption of Healtheon's Internet-based e-commerce services," he added. "It also will add transactions and increase revenue growth while helping us realize our vision for ubiquitous and effective connectivity between physicians, consumers and the institutions of healthcare."

Mike O'Leary, CEO of Medic Computer Systems, expressed his belief that it has a great opportunity to become the industry standard in the U.S. healthcare e-commerce market. "As well as adding real value to our existing physician clients, the combination of the leading web supplier with the leading integrated practice management and clinical solutions supplier provides providers and payers with a compelling advantage in their efforts to improve the quality of care available in the U.S. today."

About Healtheon
Healtheon, founded in 1996 and based in Santa Clara, CA is a pioneer in providing Internet-based, business-to-business and consumer-to-business electronic commerce services that link doctors and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs. Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. Healtheon can be reached through its Website at http://www.healtheon.com.

On April 21 1999, Healtheon and MEDE AMERICA announced the signing of a definitive agreement under which Healtheon will acquire MEDE AMERICA Corporation (NASDAQ: MEDE), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs).

About Misys

Misys plc is the UK's largest independent software products company, and one of the world's ten largest suppliers of applications software, with leading positions in the international banking and securities, U.S. healthcare and UK insurance markets. In the year ended May 31st, 1998, Misys achieved revenues of Pound Sterling448 million, and an operating profit of Pound Sterling98 million. In the half-year ended November 31st, 1998, the company achieved revenues of Pound Sterling288 million and an operating profit of Pound Sterling65 million. The company currently has 5,800 employees world-wide.

About Medic
Medic Computer Systems is the main subsidiary within Misys's Healthcare Division, and is the leading supplier of integrated practice management, clinical and e-commerce solutions to U.S. physicians. Headquartered in Raleigh, North Carolina, it has annual revenues of $250 million, and 1,500 employees at 62 locations throughout the U.S. It was acquired by Misys in November 1997. Medical is already the single largest source of electronic communication in the U.S. between physicians and payers.

About WebMD
Atlanta-based WebMD, which is privately held and was founded in 1998, offers a comprehensive suite of Internet-based services and information for physicians as well as healthcare information services and online communities for consumers. WebMD can be reached through its Website at http://www.webmd.com.

This press release contains forward-looking statements that involve risks and uncertainties, which may cause Healtheon's actual results in future periods to be materially different from any performance suggested in this release, including statements referring to the combined company's ability to penetrate the healthcare market, build diversified revenue, create connectivity between healthcare constituents, develop a successful end-to-end solution and build long-term value. Factors that could cause actual results to differ include, among others, Healtheon's and WebMD's limited operating histories, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct healthcare transactions, and Healtheon's ability to successfully combine with WebMD and its operations. More information about potential factors that could affect Healtheon's business and financial results is available in periodic reports filed with the Securities and Exchange Commission (http://www.sec.gov).

                                      # # #